Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statements (File Nos. 333-236875, 333-229737, 333-229736, 333-224870, 333-223437, 333-223436, 333-216581, 333-216579, 333-208750, 333-208749, 333-206309, 333-194730, 333-253573 and 333-253574) on Form S-8, (File Nos. 333-229734, 333-253571) on Form S-3, and (File No. 333-201841) on Form S-1 of Recro Pharma, Inc. of our report dated May 18, 2021, relating to the financial statements of IriSys, LLC as of and for the years ended December 31, 2020 and 2019 appearing in this Current Report on Form 8-K/A of Recro Pharma, Inc.

/s/ PKF San Diego, LLP

PKF San Diego, LLP

(formerly PKF, LLP)

San Diego, California

September 10, 2021